Exhibit 10.2

LCA Vision Inc.
ID:   11-2882328
Notice of Grant of Award
and Award Agreement
Award Number:
Plan:        2006
ID:

Effective [insert date], you have been granted an award of [insert number] restricted stock units. These units are restricted until the vest date(s) shown below, at which time you will receive shares of LCA Vision Inc. (the Company) common stock.
The current total value of the award is $ [insert value].
The award will vest in increments on the date(s) shown.

Shares	Full Vest

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Award Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

LCA Vision, Inc.	Date

Recipient	Date